[KPMG LLP Letterhead]

March 21, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Cumberland Pharmaceuticals Inc. (the “Company”) and, under the date of March 10, 2017, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015. On March 16, 2017, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 16, 2017, and we agree with such statements, except that (1) we are not in a position to agree or disagree with the Company’s statements that (a) the Board of Directors of the Company completed a review of the Company’s independent registered public accounting firm and that our dismissal was effective as of March 10, 2017, (b) on March 16, 2017, the Audit Committee of the Company selected BDO USA, LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017, and (c) BDO USA, LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements and (2) we disagree with the Company’s statement that the Company provided KPMG LLP with a copy of the disclosures it was making in response to Item 304(a) of Regulation S-K prior to the filing of its Form 8-K with the Securities and Exchange Commission on March 16, 2017.

Very truly yours,
/s/ KPMG LLP